Exhibit 10.3

CU BANCORP

2007 EQUITY AND INCENTIVE PLAN, AS AMENDED AND RESTATED

NOTICE OF GRANT OF RESTRICTED STOCK BONUS

Notice is hereby given of the grant of the following restricted shares of the Common Stock of CU Bancorp pursuant to the CU Bancorp 2007 Equity and Incentive Plan, as amended and restated (“Plan”).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Notice of Grant of Restricted Stock (“Grant Notice”), the parties hereto agree as follows:

Section 1. Definitions. As used in this Grant Notice, the following terms shall have the following respective meanings:

Agreement:	CU Bancorp Restricted Stock Bonus Award Agreement

Company:	CU Bancorp

Participant:

Grant Date:	10/29/2015

Number of Shares of Restricted Stock Granted:	1,170

Restricted Stock Bonus:	The award of shares of the Company’s Common Stock granted to Participant pursuant to the Plan, the Agreement, and this Grant Notice and subject to the restrictions set forth therein.

Value of Stock on Date of Grant:	$25.62 per share, which is the closing price of the Company’s Common Stock on the date of Grant.

Vesting Commencement Date:	10/29/2015

Vesting Schedule	“The restricted stock shares are subject to time-based vesting pursuant to which the shares will vest on the earlier of October 29, 2016 or the date of CU Bancorp’s 2016 Annual Shareholder Meeting.”

Plan:	The Company’s 2007 Equity and Incentive Plan, as amended and restated July 31, 2014

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Capitalized terms used in this Grant Notice and not otherwise defined shall have the meanings ascribed thereto in the Plan and/or the Agreement.

Section 2.

Restricted Stock Bonus Award:
Other Restricted Stock Award:	0 shares

Restriction Period. All of the Restricted Stock is subject to Vesting Condition should Participant’s service terminate. Provided that Participant’s Services are continuing, restrictions shall lapse upon the earlier of the following: (a) in accordance with the schedule set forth in the sentence which follows immediately below or (b) upon a Change in Control.

All restrictions shall lapse on                     . Upon the termination of Participant’s service all of the Restricted Stock which continues to be subject to Vesting Conditions immediately prior to such termination shall be forfeited by Participant, ownership of all such forfeited Restricted Stock shall transfer back to the Company and Participant shall have no further rights with respect to any of such forfeited Restricted Stock.

Section 3. Interpretation. The terms and provisions of the Plan and the Agreement are hereby incorporated into this Grant Notice as if set forth herein in their entirety. Participant hereby agrees to be bound by the terms of the Plan, the Agreement, and this Grant Notice and by the fact that the Restricted Stock is granted subject to and in accordance with the Plan, the Agreement and this Grant Notice. In the event of a conflict between any provision of this Grant Notice or the Agreement and the Plan, the provisions of the Plan shall control. A copy of the Agreement and the Plan are available, without charge, upon request.

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Section 4. Notices. Delivery of documents and notices shall be given in accordance with Section 13.4 of the Agreement, as follows:

(a) if to the Company, to it at:

CU Bancorp

15821 Ventura Blvd., Suite 100

Encino, California 91436

Attention: General Counsel

(b) if to Participant, to him or her at:

The last address set forth in the Company’s records

Section 5. Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Bonus Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Restricted Stock Bonus Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Restricted Stock granted pursuant hereto and supersedes all prior oral and written agreements on that subject.

Dated: 10/29/2015	CU BANCORP,

	By:	/s/ Anita Y. Wolman
	Name:	Anita Y. Wolman
	Its:	EVP, General Counsel

BY EXECUTION BELOW I ACCEPT ALL TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS GRANT NOTICE.

PARTICIPANT:

Dated:

(Signature)

Address for Notice:

Attachments:

Restricted Stock Bonus Award Agreement

CU BANCORP

RESTRICTED STOCK BONUS AWARD AGREEMENT

CU Bancorp (the “Company”) has granted to the Participant named in the Notice of Grant of Restricted Stock Bonus (the “Restricted Stock Bonus Grant Notice”) to which this Restricted Stock Bonus Award Agreement is attached (this “Agreement”), shares of Restricted Stock of CU Bancorp (the “Restricted Stock”) upon the terms and conditions set forth in the Restricted Stock Bonus Grant Notice and this Agreement. This Restricted Stock Bonus is granted pursuant to the CU Bancorp 2007 Equity Incentive Plan, as amended (“Plan”) the provisions of which are incorporated herein by reference. Participant has performed Services for the Company. By signing the Restricted Stock Bonus Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Restricted Stock Bonus Grant Notice, this Agreement and the Plan, (b) accepts the Restricted Stock Bonus subject to all of the terms and conditions of the Restricted Stock Bonus Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive, and final all decisions or interpretations of the CU Bancorp Compensation, Nominating and Corporate Governance Committee (the “Committee”) upon any questions arising under the Restricted Stock Bonus Grant Notice, this Agreement or the Plan.

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Whenever used, all capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Restricted Stock Bonus Grant Notice, the Plan or as set out below:

(a) “Number of Shares of Restricted Stock” means the Number of Shares of Restricted Stock Granted as set forth in the Restricted Stock Bonus Grant Notice.

(b) “Restriction Period” means the period set forth in the Restricted Stock Bonus Grant Notice during which shares subject to the Award are subject to Vesting Conditions.

2. TERMS OF AWARD. Participant and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference and that the terms of this Agreement are subject in their entirety to the terms of the Plan. All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

3. AWARD OF RESTRICTED STOCK. Subject to the terms and conditions of this Agreement and of the Plan in consideration of Services previously rendered by Participant, the Company hereby grants to Participant the number of shares of Restricted Stock set forth in the Restricted Stock Bonus Grant Notice (the “Award”). All of the Restricted Stock is subject to Vesting Conditions should Participant’s Service terminate. Provided that Participant’s Services are continuing, restrictions shall lapse as set forth in the Restricted Stock Bonus Grant Notice.

4. RESTRICTION PERIOD LIMITATIONS. Any shares of Restricted Stock granted hereunder which are at any time subject to Vesting Conditions pursuant to Section 3, may not be sold, pledged, donated, exchanged or otherwise transferred until such shares of Restricted Stock are no longer subject to Vesting Conditions pursuant to this Agreement.

5. EFFECT OF TERMINATION OF SERVICE. If the Participant’s service with the Company terminates for any reason, any shares of Restricted Stock as to which the Risk of Forfeiture has not yet lapsed shall immediately transfer back to the Company and the Participant shall have no further rights with respect to any forfeited Restricted Stock

6. LEGEND. All certificates representing any Restricted Stock subject to Vesting Conditions pursuant to this Agreement (such Restricted Stock, the “Unvested Restricted Stock”) shall have endorsed thereon the following legend:

THE TRANSFERABILITY OF THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE 2007 EQUITY INCENTIVE PLAN OF THE ISSUER AND AN AWARD AGREEMENT ENTERED INTO BY THE REGISTERED OWNER AND THE ISSUER. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF THE ISSUER.

7. RETENTION OF RESTRICTED STOCK OR CERTIFICATE FOR RESTRICTED STOCK. Any certificate or certificates evidencing any Unvested Restricted Stock shall be deposited with the Secretary of the Company. However, instead of issuing physical stock certificates, the Company may also hold the Unvested Restricted Stock in a book entry account in the name of Participant. Any such certificates or such book entry shares shall be held by the Company until such times as the Vesting Conditions of any such Restricted Stock shall have lapsed pursuant to Section 3, after which the Company shall release to the Participant the Restricted Stock as to which restrictions have lapsed.

8. PARTICIPANT SHAREHOLDER RIGHTS. Except as otherwise provided in the Plan or this Award Agreement, at all times prior to lapse of any Vesting Conditions applicable to, or forfeiture of, a Restricted Stock Bonus Award, the Participant shall have all of the rights of a shareholder of the Company, including the right to vote, and the right to receive any dividends with respect to the Restricted Stock. Accordingly, Participant shall have the right to vote the Unvested Restricted Stock and to receive any dividends payable with respect to Unvested Restricted Stock.

9. TAXES.

(a) Participant shall be liable for any and all taxes, including withholding taxes, arising out of the grant of the Award, issuance of the shares of Restricted Stock or lapse of the Vesting Conditions of the shares of Restricted Stock. The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to

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the delivery to the Participant of such Restricted Stock or any certificate or certificates for such Restricted Stock. The obligations of the Company under the Plan shall be conditioned on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) Subject to permissibility under applicable law and regulation, Participant may elect to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Restricted Stock otherwise due to the Participant upon vesting of Restricted Stock hereunder, or to submit shares of stock previously owned by the Participant. Participants may only elect to have shares withheld having a market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed as a result of the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the committee deems appropriate.

(c) Participant shall be responsible for filing with the Internal Revenue Service an appropriate written notice of election pursuant to Section 83(b) of the Code, if Participant wishes to make such an election. Participant shall notify the Company in writing if Participant files such an election (a form of which is attached hereto) within 30 days of the date of this Agreement. In the event it does not receive from Participant evidence of such filing, the Company intends to claim a tax deduction for any amount which would otherwise be taxable to Participant in the absence of such an election. PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY TO MAKE THIS FILING ON PARTICIPANT’S BEHALF.

10. FRACTIONAL RESTRICTED STOCK. No fraction of a share of Restricted Stock shall be deliverable hereunder, but in the event any adjustment hereunder of the number of shares covered by this Agreement shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares.

11. EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, the Restriction Period applicable to the shares subject to the Award shall lapse immediately prior to and conditioned upon the Change in Control, provided that the Participant’s Service has not terminated prior to such date. Any lapse of risks of forfeiture that occurred solely by reason of this Section shall be conditioned upon the consummation of the Change in Control.

12. MISCELLANEOUS.

12.1 TRANSFERS IN VIOLATION OF RESTRICTIONS. The Company shall not be required (i) to transfer on its books any Restricted Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

12.2 FURTHER ASSURANCES. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

12.3 NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Participant at such Participant’s address then on file with the Company.

12.4 NO EMPLOYMENT OR GUARANTEE OF CONTINUED RELAT1ONSHIP. Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right to the continuation of employment or other association with the Company (or with any Affiliate of the Company).

12.5 CONSENT OF SPOUSE/DOMESTIC PARTNER. Participant agrees that Participant’s spouse’s or domestic partner’s interest in the Award is subject to this Award Agreement and such spouse or domestic partner is irrevocably bound by the terms and conditions of this Award Agreement. Participant agrees that all community property interests of Participant and Participant’s spouse or domestic partner in the Award, if any, shall similarly be bound by this Award Agreement. Participant agrees that this Award Agreement is binding upon Participant’s and Participant’s spouse’s or domestic partner’s executors, administrators, heirs and assigns. Participant represents and warrants to the Company that Participant has the authority to bind Participant’s spouse/domestic partner with respect to the Award. Participant agrees to execute and deliver such documents as may be necessary to carry out the intent of this Section 12.5 and the consent of Participant’s spouse/domestic partner.

12.6 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, and construed and interpreted in accordance with the laws of the state of California without regard to its principles of conflicts of laws.

12.7 COUNTERPARTS. This Agreement may be executed in counterparts.

12.8 ENTIRE AGREEMENT. This Agreement, including the Restricted Stock Bonus Grant Notice and the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on 10/29/2015

CU BANCORP		PARTICIPANT

By	/s/ Anita Y. Wolman
(Sign above this line)
Name:	Anita Y. Wolman
Its:	Executive Vice President	Name:
(Please print)